UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 26, 2007

MOTHERS WORK, INC.

(Exact name of Registrant as specified in Charter)

Delaware	0-21196	13-3045573
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File number)	(I.R.S. Employer Identification Number)

456 North 5th Street Philadelphia, PA 19123
(Address of Principal Executive Offices)
(215) 873-2200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02	Compensatory Arrangements of Certain Officers.

On December 26, 2007 the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Mothers Work, Inc. (the “Company”) established the 2008 fiscal year performance goals for (i) the annual cash bonus opportunity under the Company’s Management Incentive Program (the “MIP”) for the 2008 fiscal year for each of Dan W. Matthias, the Company’s Chairman and Chief Executive Officer, Rebecca C. Matthias, the Company’s President, Chief Creative Officer and Acting Chief Merchandising Officer, and Edward M. Krell, the Company’s Chief Operating Officer & Chief Financial Officer (each an “Executive”), and (ii) each of Mr. and Ms. Matthias’ annual equity incentive award for the 2008 fiscal year under the Company’s 2005 Equity Incentive Plan (the “EIP”).  For each of the annual cash bonus and the annual equity incentive awards, the performance goals are specified levels of “Adjusted EBITDA,” which represents earnings before interest, taxes, depreciation and amortization, adjusted to exclude the impact of: (i) loss on impairment of tangible or intangible assets; (ii) gain or loss on disposal of assets; and (iii) stock-based compensation expense.

Annual Cash Bonuses

The following table sets forth the minimum, target and maximum annual cash bonuses payable to each Executive upon achievement of the specified levels of Adjusted EBITDA set by the Committee under the MIP and pursuant to each Executive’s currently effective employment agreement:

Executive	Minimum ($)	Target ($)	Maximum ($)
Dan W. Matthias	0	542,439	1,084,878
Rebecca C. Matthias	0	542,439	1,084,878
Edward M. Krell	0	398,249	796,497

                Under certain termination circumstances occurring prior to the end of fiscal 2008, in accordance with each Executive’s employment agreement, each Executive would be entitled to a pro-rata payout of annual cash bonus.  Cash incentives potentially payable under the MIP to the Executives with respect to the Company’s 2008 fiscal year are intended to constitute “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code (“Section 162(m)”).  Because payouts under the MIP depend on future corporate performance, the actual amounts we will pay under the MIP for fiscal year 2008 are not yet determinable.

Annual Equity Incentive Awards

Upon achievement of target levels of performance, and in accordance with each of Mr. and Ms. Matthias’ employment agreement and the EIP, each of Mr. and Ms. Matthias would receive 15,000 shares of restricted stock, subject to stockholder approval as described below.  Performance above or below the specified goals will result in a larger or smaller award, with the minimum award being zero and the maximum performance award limited to 20,000 shares of restricted stock.  The number of shares of restricted stock issuable is subject to equitable adjustment in the event of a stock split, combination, reclassification or other similar event.  Any restricted stock earned would be issued following the end of the 2008 fiscal year and would vest in equal annual installments over a period of two years from the end of fiscal 2008, subject to accelerated vesting in the event of a change in control of the Company or cessation of employment due to death, disability, termination without cause or resignation with good reason (in each case, as defined in each of Mr. and Ms. Matthias’ employment agreement).  In addition, because these awards depend on future corporate performance, the actual number of shares of restricted stock that will be subject to these awards (if any) is not yet determinable.

The Board has recommended that the stockholders of the Company amend and restate the EIP at the January 22, 2008 Annual Meeting of Stockholders to, in part, permit performance awards under the EIP to be considered “qualified performance-based compensation” under Section 162(m) (see “Proposal 2” of the Company’s Proxy Statement filed on December 14, 2007 with the Securities and Exchange Commission for a description of the proposed amendment and restatement).  Subject to the approval of the stockholders at the upcoming Annual Meeting, the equity incentives with respect to the Company’s 2008 fiscal year are intended to constitute “Performance Awards” under the amended and restated EIP and “qualified performance-based compensation” under Section 162(m).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Date: December 26, 2007	MOTHERS WORK, INC.

	By:	/s/ Edward M. Krell
Edward M. Krell
Chief Operating Officer & Chief Financial Officer